Comstock Mining Announces Preliminary Second Quarter 2015 Results
Positive Operating Cash Flows from Continued Cost Reductions, Lower Strip Ratios

Virginia City, NV (July 7, 2015) Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) today announced selected unaudited financial results for the fiscal quarter ended June 30, 2015.

Year to Date 2015 Selected Financial Highlights

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Mining revenue was approximately $11.4 million for the six months ended June 30, 2015 as compared to $11.6 million for the same period in 2014. The decrease resulted from lower average gold price per ounce slightly offset by higher gold ounces produced.

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Costs applicable to mining revenue were approximately $6.9 million for the six months ended June 30, 2015, as compared to $10.2 million for the same period in 2014. The decrease of 32% is due to mining cost reductions and lower strip ratios, resulting in a gross margin of over 39%.

•	General and administrative expenses were approximately $3.5 million for the six months ended June 30, 2015, as compared to $3.7 million for the same period in 2014.

•	Net loss was approximately $0.2 million for the six months ended June 30, 2015, as compared to a net loss of $7.2 million for the same period in 2014, driven by lower costs and liabilities.

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Net cash generated by operating activities was a positive $0.4 million for the six months ended June 30, 2015, including a use of $862 thousand spent on the first phase of the SR-342 road realignment, as compared to a cash use of $2.3 million for the six months ended June 30, 2014.

•	Excluding the road realignment costs, net cash generated by operating activities was over $1.2 million for the six months ended June 30, 2015.

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Net cash used for investing was approximately $3.7 million for the six months ended June 30, 2015, primarily from $1.7 million for strategic land purchases and $1.7 million for the expansion of the heap leach processing facility and related infrastructure.

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Net cash provided by financing activities for the six months ended June 30, 2015, was approximately $4.8 million, with $9.4 million provided by financings (both equipment financing and revolver draws), offset by $4.6 million in pay downs of other long-term debt obligations.

•	Cash and cash equivalents at June 30, 2015, were approximately $6.8 million.

“We have continued our crusade for lower costs into 2015, with substantially improved strip ratios, enhanced mine planning and execution and from accessing historic mine material previously located alongside and under State Route 342 (‘SR-342’ ). These achievements have improved liquidity and positioned us to exceed our stated costs savings objectives for the full year 2015,” stated Corrado De Gasperis, CEO of Comstock Mining.

Second Quarter 2015 Selected Financial and Strategic Highlights

•	Mining revenue was $5.4 million in Q2 2015 as compared to $6.0 million in Q2 2014. The decrease resulted from lower average gold prices and slightly lower gold ounces produced.

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Costs applicable to mining revenue were $3.2 million in Q2 2015, as compared to $5.5 million, net of silver credits, in Q2 2014. The 42% decrease resulted from lower labor, fuel and blasting cost and lower strip ratios, resulting in a gross margin of over 41%.

•	Cost applicable to mining revenue, on a cash basis, were $615 as compared to $848 per ounce when comparing Q2 2015, to Q2 2014.

•	General and administrative expenses were $1.3 million in Q2 2015, compared to $1.5 million in Q2 2014, primarily from lower third party administrative expenses.

•	Completed, ahead of schedule, Phase 1 realignment of State Route 342 (‘SR-342’).

•	Finalized First Phase of the Lucerne Exploration and Development plan, targeting high-grades.

•	Filed requisite permit modifications for commencing a Lucerne underground drift tunnel.

Second Quarter and Year to Date 2015 Selected Operational Highlights

	2Q 2015	1Q 2015	YTD 2015	YTD 2014
Mining Operations
Tons Mined	254,856	316,199	571,055	1,892,018

Processing
Tons Crushed	211,942	157,612	369,554	327,712

Weighted Average Grade Per Ton Au	0.030	0.039	0.034	0.028
Weighted Average Grade Per Ton Ag	0.654	0.734	0.688	0.420

Au Ounces Stacked	6,438	6,083	12,521	9,207
Ag Ounces Stacked	138,639	115,689	254,328	137,596
Ag Equivalent* Ounces Stacked	8,344	7,669	16,013	11,346

Au Ounces Poured and Sold	4,575	4,695	9,270	9,270
Ag Ounces Poured and Sold	60,112	56,482	116,594	97,983
Au Equivalent* Ounces Poured	5,400	5,470	10,870	10,789

* Gold Equivalent is calculated using the monetized silver to gold ratio	72.73	72.91	72.82	64.42

•	Metallurgical yields improved to 81% in the first half of 2015, from an average of 75% in the first half of 2014.

•	Weighted average gold grades improved 21% to 0.034 opt in the first half of 2015, from 0.028 opt in the first half of Q2 2014. The Company sold 4,575 ounces of gold in Q2 2015.

•	Weighted average silver grades improved 27% to 0.688 opt in the first half of 2015, from 0.420 opt in the first half of Q2 2014. The Company sold 60,112 ounces of silver in Q2 2015.

•	Silver to gold production exceeded a 12:1 ratio the first half of 2015, from 9:1 in H1 2014.

•	Strip ratio improved to 0.2:1 for Q2 2015, down from the full year 2014 average of 4.8:1.

“We have proven each critical operating variable from grade to yields to strip ratio and delivered a much lower cost. We also effectively managed the road realignment project such that we have safely continued mining Lucerne while we transition our development toward higher grade, underground targets. We look forward to commencing the new Lucerne drift and drilling these targets in the third quarter,” continued Mr. De Gasperis.

Production
Metal pours totaled 4,575 ounces of gold and 60,112 ounces of silver, during the second quarter of 2015, as compared to 4,763 ounces of gold and 48,626 ounces of silver in the second quarter of 2014. The Company crushed and stacked 211,942 dry tons of mineralized material, delivering 6,438 estimated ounces of recoverable gold and 138,639 estimated ounces of recoverable silver to the leach pads with weighted average gold grades of 0.030 ounces per ton.

For the second quarter ended June 30, 2015, the Company realized an average sales price of $1,222.42 per ounce of gold and $16.27 per ounce of silver. In comparison, commodity market prices in the second quarter of 2015 averaged $1,192.82 per ounce of gold and $16.41 per ounce of silver.

For the six-month period ended June 30, 2015, the Company realized an average sales price of $1,251.61 per ounce of gold and $16.53 per ounce of silver. In comparison, commodity market prices for the six-month period ended June 30, 2015, averaged $1,206.02 per ounce of gold and $16.56 per ounce of silver.

Operating Costs and Cost Reductions
During the three months ended June 30, 2015, actual Lucerne Mine costs applicable to mining revenue were approximately $4.2 million ($3.2 million net of silver by-product credits) as compared to $6.5 million ($5.5 million net of silver by-product credits) for the three months ended June 30, 2014, representing a 42% reduction of net costs applicable to mining revenue.

During the six months ended June 30, 2015, actual Lucerne Mine costs applicable to mining revenue were approximately $8.9 million ($6.9 million net of silver by-product credits) as compared to $12.2 million ($10.2 million net of silver by-product credits) for the six months ended June 30, 2014, representing a 32% reduction of net costs applicable to mining revenue. These costs applicable to mining revenue also include depreciation of $3.1 million and $2.6 million, for the six months ended June 30, 2015, and 2014, respectively.

During the first half of 2015, the Company continued reducing costs applicable to mining revenue, targeting over $5 million in reductions this year as compared to 2014. The Company has already realized $3.3 million of savings from reduced labor, drilling, and blasting and fuel in the first half of 2015, as compared to the first half of 2014. The Company has also identified $1.5 million of potential cost reductions in all other non-mining activities, including general, administrative, land and environmental areas and has already realized $1.3 million in the first half of 2015, as compared to the first half of 2014. The Company incurred approximately $0.6 million in severance costs during the first half of 2015, in mining and general and administrative expenses, associated with organizational cost reductions. In both categories, the Company is on track for exceeding its stated costs savings target.

Lucerne Exploration and Underground Development
The Company completed extensive geological development and modeling, utilizing its previously collected drill hole data, historic underground mine maps and current mining data, among other geological information. This resulted in highly detailed geologic level plans and cross sectional analysis for the Lucerne East-side. The sectional compilation resulted in several important findings. The work confirmed that the lode is comprised of a group of northwest trending, sub-parallel, higher-grade, mineralized structures, rather than a simple vein system confined to a single fault zone. These structural groups coalesce into a single zone in the central part of the East-side area and diverge to the north and south to create zones up to 600-feet wide. The Company also discovered dike-like masses of quartz porphyry (PQ) that have intruded into the main lode and have a direct relationship to the known mineralization. Current drill data from this PQ structure include 46 intercepts that grade, on average, over 0.23 ounces of gold per ton and over 1.71 ounces of silver per ton.

Out of this extensive geologic work, a definitive underground development target has emerged, specifically that part of the lode occupied by the mineralized mass of PQ, as well as the neighboring wall rocks. This conclusion is based on surface drill hole results, metallurgy, and proximity to the current Lucerne Mine floor, as well as past mining data.

In addition to the mineralized mass of PQ, we developed and defined the nearby Woodville Bonanza structures with the same diligent level plan and cross sectional development. These geologic definitions include the same detail and historical mappings plus over 116 intercepts of at least 10 feet grading over 0.22 ounces per ton gold and 1.59 ounces of silver per ton. This represents the most significant opportunity for immediately exploring and progressing the development of an accelerated underground mine plan in the Lucerne Area.

http://www.comstockmining.com/files/flipbooks/PQTarget/

The Company plans on partnering with American Mine and Tunneling LLC (“AMT”), and American Drilling Company, Inc., based on their superior expertise and quality services to the mining industry, ranging from beginning stage drilling and exploration to initial drift and tunneling, to commence developing a new underground access to the PQ structures and the almost adjacent Woodville Bonanza structures this month.

Mr. De Gasperis commented, “AMT’s commitment to maintaining the highest safety standards, exceptionally qualified personnel and state of the art, underground drilling technology, combined with our internal geological capability, enhances our ability to efficiently accelerate the Lucerne underground drilling and development.”

SR-342 Realignment
On June 1, 2015, the Company, in collaboration with Storey County, the Nevada Department of Transportation (NDOT) and other applicable regulatory agencies, successfully completed the first phase of a project to realign SR-342. In early February, NDOT closed an approximate two-mile section of SR-342, south of Gold Hill, as a safety precaution following roadway cracking and area specific sinking during a weekend of heavy rains. The project was completed about one week early, and effectively and safely realigned a portion of the state route away from the early 1900’s historic Silver Hill Shaft and loose dump fill that caused the instability in that portion of the road. The historic shaft was also capped permanently. The cost of Phase 1 was approximately $862 thousand and was classified as Land and road development on the Company’s Statement of Operations.

http://comstockmining.com/sr-342-construction-2015

The realignment occurs in two phases. Phase 2 includes removal of additional material on the east side of the canyon and will conclude with a tie in of the south end of the newly constructed (Phase 1) alignment. A short closure will be necessary toward the end of Phase 2 for the tie in and completion of the realignment. The project is estimated to last through December of 2015, with an estimated remaining cost of approximately $2 million.

Extraction of Existing Mine Dumps
During the latter part of 2014, the geological and environmental teams undertook a systematic evaluation of historic mine dumps throughout most of the central part of the District. Quantifying and understanding the nature of possible legacy contaminants and identifying the extent of mineralization with the potential to increase mineable resources were the two primary objectives. Overall, we identified approximately 640,000 tons of mineralized dump materials. Of that total, approximately 450,000 tons are located underneath and to the east of State Route 342, with an average grade between 0.025-0.035 opt Au. These tons are now being extracted as part of the SR-342 re-alignment, and stacked onto the leach pad for processing providing an unprecedented environmental remediation and a meaningful contribution to operations and production schedule.

Corporate
Cash and cash equivalents on hand at June 30, 2015 totaled approximately $6.8 million. Total long-term debt and capital lease obligations at June 30, 2015, were $17.2 million as compared to $12.7 million at June 30, 2014. For the remainder of 2015, the Company plans on spending approximately $2.1 million in road and capital expenditures and $2.8 million on the underground drift, drilling and some infrastructural development for the Lucerne Underground advancement. The Company also plans to pay down an additional $5.5 million in debt obligations, including $2.4 million on the Revolving Credit Facility.

From April 1, 2015, through June 30, 2015, the Company's former hospitality segment operated with a net positive cash rental income. The Company expects that substantially all of the future activity related to these assets represent rental income.

Outlook
The Company has been cash positive from operations for the first six months of 2015, and expects to be cash positive from operations throughout 2015, while expanding our exploration and development during the third quarter, primarily through the exploration and development on the East-side of Lucerne mine. Cash costs of mining revenue will likely remain below $650 per ounce of gold through the third quarter, at which time we plan to commence the underground drift and drilling. We expect to complete the first major phase of that drilling for the Lucerne underground (the full PQ target) by December 2015, and the second phase (the Woodville bonanza target) during the first quarter of 2016.

Mr. De Gasperis concluded, “Our goals for this year are minimizing operating costs and expanding the Lucerne exploration and development activities. We are also commencing the final phase of Dayton’s development so that we can finalize mine plans and commence permitting there in 2016. We expect to be cash positive from operations for the full year 2015, while transitioning our mining activities during the third quarter and initiating underground development and mine planning for Dayton.”

The Company anticipates filing the 2015 Quarterly Report on Form 10Q in July 2015, and holding its routine business update and quarterly conference call in conjunction with that filing. Conference call date, time and dial-in details will be provided in a separate communication.

About Comstock Mining Inc.
Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through coordinated, district wide plans that are economically feasible and socially responsible.

Forward-Looking Statements

This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K and the following: current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from the conversion of securities that are convertible into or exercisable for shares of our common stock; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to maintain the listing of our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com
Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com